Exhibit 23.1

Consent of Independent Auditor

A. Schulman, Inc.

Fairlawn, Ohio

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-164366, 333-93093, 333-102718, 333-139236, 333-171649, 333-178159 and 333-201419) of A. Schulman, Inc. of our report dated April 27, 2015 relating to the consolidated financial statements of HGGC Citadel Plastics Holdings, Inc, which appears in this Form 8-K.

/s/ BDO USA, LLP

Chicago, Illinois

April 27, 2015